                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 10 )*
                                             ---

                         AMERICAN GREETINGS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS B COMMON SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   026375-20-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 5 Pages

                                       13G

------------------------------------         ---------------------------------
| CUSIP No.   026375-20-4          |         |  Page  2   of  5   Pages       |
           ----------------        |         |                                |
------------------------------------         ---------------------------------

---------------------------------------------------------------------------
|  1 |      Name of Reporting Person                                      |
|    |      S.S. or I.R.S. Identification No. of Above Person             |
|    |                                                                    |
|    |      IRVING I. STONE        SS#: ###-##-####                       |
|    ----------------------------------------------------------------------
|  2 |      Check the Appropriate Box if a Member of a Group*    (a) [ ]  |
|    |                                                                    |
|    |                                                           (b) [ ]  |
|    |                                                                    |
|    ----------------------------------------------------------------------
|  3 |      SEC USE ONLY                                                  |
|    |                                                                    |
|    |                                                                    |
|    ----------------------------------------------------------------------
|  4 |      Citizenship or Place of Organization                          |
|    |                                                                    |
|    |       U.S.A.                                                       |
---------------------------------------------------------------------------
|                |    |  Sole Voting Power                                |
| Number of      |  5 |                                                   |
|                |    |       2,022,146                                   |
| Shares         |    |                                                   |
|               ----------------------------------------------------------
| Beneficially   |  6 |  Shared Voting Power                              |
|                |    |                                                   |
| Owned By       |    |          -0-                                      |
|               ----------------------------------------------------------
| Each           |  7 |  Sole Dispositive Power                           |
|                |    |                                                   |
| Reporting      |    |      2,022,146                                    |
|                ----------------------------------------------------------
| Person         |  8 |  Shared Dispositive Power                         |
|                |    |                                                   |
| With           |    |          -0-                                      |
---------------------------------------------------------------------------
|  9  | Aggregate Amount Beneficially Owned by Each Reporting Person      |
|     |                                                                   |
|     |           2,022,146                                               |
|     |                                                                   |
|     ---------------------------------------------------------------------
|  10 | Check Box If the Aggregate Amount in Row (9) Excludes Certain     |
|     | Shares*                                                           |
|     |              X                                                    |
|     ---------------------------------------------------------------------
|  11 | Percent of Class Represented by Amount in Row 9                   |
|     |                                                                   |
|     |              45.6%                                                |
|     |                                                                   |
|     --------------------------------------------------------------------
|  12 | Type of Reporting Person*                                         |
|     |                                                                   |
|     |              IN                                                   |
---------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

------------------------------------     ----------------------------------
|     CUSIP No.   026375-20-4      |     |  Page  3   of  5   Pages       |
                ----------------   |     |                                |
-----------------------------------      ----------------------------------

---------------------------------------------------------------------------
|  1 |  Name of Reporting Person                                          |
|    |  S.S. or I.R.S. Identification No. of Above Person                 |
|    |                                                                    |
|    |  MORRY WEISS              SS#:  ###-##-####                        |
---------------------------------------------------------------------------
|  2 |  Check the Appropriate Box if a Member of a Group*        (a) [ ]  |
|    |                                                                    |
|    |                                                           (b) [ ]  |
|    |                                                                    |
---------------------------------------------------------------------------
|  3 |  SEC USE ONLY                                                      |
|    |                                                                    |
|    |                                                                    |
---------------------------------------------------------------------------
|  4 |  Citizenship or Place of Organization                              |
|    |                                                                    |
|    |         U.S.A.                                                     |
---------------------------------------------------------------------------
|                |    |  Sole Voting Power                                |
|   Number of    |  5 |                                                   |
|                |    |       600,000                                     |
|   Shares       |    |                                                   |
|                ----------------------------------------------------------
|   Beneficially |  6 |  Shared Voting Power                              |
|                |    |                                                   |
|   Owned By     |    |          -0-                                      |
|                ----------------------------------------------------------
|   Each         |  7 |  Sole Dispositive Power                           |
|                |    |                                                   |
|   Reporting    |    |       600,000                                     |
|                ----------------------------------------------------------
|   Person       |  8 |  Shared Dispositive Power                         |
|                |    |                                                   |
|   With         |    |          -0-                                      |
---------------------------------------------------------------------------
|  9  | Aggregate Amount Beneficially Owned by Each Reporting Person      |
|     |                                                                   |
|     |             600,000                                               |
|     |                                                                   |
---------------------------------------------------------------------------
|  10 | Check Box If the Aggregate Amount in Row (9) Excludes Certain     |
|     | Shares*                                                           |
|     |             X                                                     |
---------------------------------------------------------------------------
|  11 | Percent of Class Represented by Amount in Row 9                   |
|     |                                                                   |
|     |             13.5%                                                 |
---------------------------------------------------------------------------
|  12 | Type of Reporting Person*                                         |
|     |                                                                   |
|     |             IN                                                    |
---------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 5 Pages



                                  SCHEDULE 13G


Item 1(a)         Name of Issuer:
                  ---------------
                  American Greetings Corporation


Item 1(b)         Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------
                  One American Road, Cleveland, Ohio   44144


Item 2(a)         Name of Person Filing:
                  ----------------------
                  Irving I. Stone
                  Morry Weiss


Item 2(b)         Address or Principal Office:
                  ----------------------------
                  One American Road, Cleveland, Ohio   44144
                  One American Road, Cleveland, Ohio   44144


Item 2(c)         Citizenship
                  -----------
                  U.S.A. with respect to each person named in 2(a) above


Item 2(d)         Title of Class of Securities:
                  -----------------------------
                  American Greetings Corporation Class B Common Shares


Item 2(e)         CUSIP Number:
                  -------------
                  026375-20-4


Item 3            Status of Person Filing:
                  ------------------------
                  Not Applicable


Item 4            Ownership:
                  ----------

                  (a)      Amount beneficially owned  (b) Percent of
                           -------------------------      Class
                                                          -----------

                           Irving I. Stone - 2,022,146     45.6%
                           Morry Weiss     -   600,000     13.5%

                                                            Page 5 of 5 Pages

                                 SCHEDULE 13G


Item 4         (c)      Number of shares as to which such person has:
(Continued)             ---------------------------------------------
-----------
                            (i)  Sole Power            (ii)  Shared Power
                                 to Vote                     to Vote
                                 ----------                  ------------

            Irving I. Stone      2,022,146                         -0-
            Morry Weiss            600,000                         -0-



                          (iii)  Sole Power          (iv)  Shared Power
                                 to Dispose                 to Dispose
                                 ----------                 ------------

            Irving I. Stone      2,022,146                         -0-
            Morry Weiss            600,000                         -0-


Item 5      Ownership of Five Percent or Less of a Class:
            ---------------------------------------------

                        Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another
            --------------------------------------------------------
            Person:
            -------

                        Not Applicable

Item 7      Identification and Classification of the Subsidiary Which
            ---------------------------------------------------------
            Acquired the Security:
            ----------------------

                        Not Applicable

Item 8      Identification and Classification of Members of the
            ---------------------------------------------------
            Group:
            ------

                        Not Applicable

Item 9      Notice of Dissolution of Group:
            -------------------------------

                        Not Applicable

Item 10     Certification
            -------------

                        Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 6, 1997
                                ----------------------------------------




                                 /s/ Morry Weiss
                                -----------------------------------------
                                Morry Weiss
                                Chairman and
                                Chief Executive Officer